Exhibit 99.1

ANTARES PHARMA REPORTS FOURTH QUARTER AND FULL YEAR

2013 OPERATING AND FINANCIAL RESULTS

—OTREXUP™ Launched To Rheumatologists And Dermatologists—

EWING, NJ, March 13, 2014 — Antares Pharma, Inc. (NASDAQ: ATRS) today reported operating and financial results for the fourth quarter and full year ended December 31, 2013.

Recent Highlights

•	Received approval of OTREXUP™ (methotrexate) injection by the U.S. Food and Drug Administration (FDA). OTREXUP™ is the first FDA approved subcutaneous methotrexate for once weekly self-administration with an easy-to-use, single dose, disposable auto injector. OTREXUP™ was launched to rheumatologists in January 2014.

•	Entered into an exclusive promotion and marketing agreement with LEO Pharma for detailing OTREXUP™ (methotrexate) to dermatologists for symptomatic control of severe or disabling psoriasis in adults. LEO Pharma launched OTREXUP™ to dermatologists in March 2014. Received from LEO Pharma $10 million in milestone payments to date.

•	Announced positive results from a multicenter clinical study evaluating the pharmacokinetic profile of testosterone administered once-weekly by subcutaneous injection at doses of 50 mg and 100 mg using the VIBEX® QuickShot™ device in testosterone deficient adult males.

•	Presented data from three OTREXUP™ (methotrexate) clinical studies at the annual American College of Rheumatology meeting. The clinical study data comparing the systemic availability of methotrexate (MTX) using OTREXUP™ compared with MTX taken orally was selected for a prestigious podium presentation.

•	Granted a new U.S. patent number 8,562,564 entitled “Prefilled Syringe Jet Injector”. This patent is designed to protect the use of medicament containing prefilled syringe based auto injectors such as those used in OTREXUP™ and QuickShot™ testosterone.

•	Reported total revenue of $4.7 million and $20.6 million for the three months and year ended December 31, 2013. Net loss per share was $0.04 and $0.16 for the same periods.

•	Ended the quarter with $69.1 million in cash and investments and no debt.

Paul K. Wotton, Ph.D., President and Chief Executive Officer, stated, “The October approval and subsequent first quarter launch of OTREXUP to rheumatologists and dermatologists capped an incredibly successful year for our Company and our shareholders.” He continued, “Our long-term vision of transforming Antares Pharma from a licensing Company to a self-marketing, revenue generating specialty pharmaceutical Company is now a reality. We are pleased to report that early feedback from rheumatologists on the OTREXUP launch is positive and we understand LEO Pharma is making good progress with dermatologists on the use of OTREXUP in psoriasis patients. We believe the coming year will bring continued success on the commercial front as well as on the development front as our QuickShot testosterone product enters the next phase of studies toward an expected 2015 filing of a New Drug Application, and we will expand our pipeline to create additional long-term shareholder value.”

Fourth Quarter and Year End 2013 Financial Results

Total revenue was $4.7 million and $20.6 million for the three months and year ended December 31, 2013, respectively, compared to $5.5 million and $22.6 million for the comparable periods in 2012. Product revenue decreased in the fourth quarter to $0.9 million compared to $1.4 million in the prior year, and increased in the full year by 20% to $11.0 million compared to $9.1 million in 2012. The decrease in product revenues in the fourth quarter was primarily due to a decrease in sales of our oxybutynin gel 3% product (Gelnique 3%) to Actavis, as Actavis assumed all manufacturing of Gelnique 3% in the first quarter of 2013, as contracted. The product revenue increase for the full year was primarily due to $6.2 million of initial sales to Teva of our Vibex® auto injector for Teva’s generic epinephrine auto injector product.

Development revenue was $1.5 million and $4.1 million for the three months and year ended December 31, 2013, respectively, compared to $1.1 million and $7.4 million during the same periods of 2012. The decrease for the full year was due to a reduction in development revenue earned under the Actavis license agreement. The remaining development revenue in each year was generated primarily from auto injector and pen injector development work for Teva.

Licensing revenue was $0.6 million and $0.8 million for the three months and year ended December 31, 2013, respectively, compared to $1.3 million and $2.1 million during the same periods of 2012. During the fourth quarter of 2013, we received a milestone payment of $5.0 million upon execution of the LEO Pharma license which is being amortized into revenue over approximately a three year period. Revenue for the fourth quarter of 2012 was primarily related to a non-recurring payment received from a pharmaceutical partner and licensing revenue for the full year of 2012 also included an upfront fee received in connection with our licensing agreement with Daewoong Pharmaceuticals for our 3% oxybutynin gel for South Korea, along with revenue recognized in connection with our license agreement with Actavis.

Revenue from royalties was $1.7 million and $4.7 million for the three months and year ended December 31, 2013, respectively, compared to $1.7 million and $3.9 million for the comparable periods in 2012. We received royalties from Teva and Ferring related to needle-free injector device sales and/or hGH sales and from Meda Pharmaceuticals on sales of Elestrin®. We also received royalty payments from Actavis on sales of Gelnique 3%, which began in the third quarter of 2012 and was the primary reason for the increase in royalties in the year-to-date period.

Total gross profit increased in the fourth quarter of 2013 to $4.1 million compared to $3.8 million in 2012, and decreased for the year to $11.4 million in 2013 compared to $13.1 million in 2012. The decrease for the full year was primarily attributable to decreases in development and licensing revenue.

Total operating expenses were approximately $10.0 million and $8.8 million for the fourth quarters of 2013 and 2012, respectively, and approximately $32.3 million and $24.5 million for the years ended December 31, 2013 and 2012, respectively. The increases in 2013 were primarily due to expenses related to sales and marketing activities in connection with preparation for the commercial launch of OTREXUP™. Also contributing to the increase in operating expenses was an overall increase in personnel as the Company added employees in 2013 in preparation for the launch of OTREXUP™.

Net loss was approximately $5.6 million and $5.0 million for the fourth quarters of 2013 and 2012, respectively, and $20.5 million and $11.4 million for the years ended December 31, 2013 and 2012.

Net loss per share increased for the year to $0.16 in 2013 from $0.10 in 2012, primarily due to an increase in operating expenses in connection with OTREXUP™ pre-commercialization activities. Net loss per share was $0.04 for the fourth quarters of both 2013 and 2012.

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At December 31, 2013, cash and investments totalled approximately $69.1 million compared to approximately $85.2 million at December 31, 2012.

Conference Call, Call Replay and Webcast

Dr. Paul K. Wotton, President and Chief Executive Officer, and Robert F. Apple, Executive Vice President and Chief Financial Officer, will provide a company update and review 2013 results via webcast and conference call on Thursday, March 13, 2014, at 8:30 a.m. ET (Eastern Time). A webcast of the call will be available from the investors/media section of the Company’s web site at www.antarespharma.com. Alternatively, callers may participate in the conference call by dialing 1-877-941-8609 (US), or 1-480-629-9692 (International). Participants should reference the Antares Pharma conference call. Webcast and telephone replays of the conference call will be available approximately two hours after the completion of the call through 12 p.m. EDT on March 27, 2014. To access the replay, callers should dial 1-800-406-7325 (US) or 1-303-590-3030 (International) and enter passcode 4672597.

About Antares Pharma

Antares Pharma focuses on self-administered parenteral pharmaceutical products. The Company has received marketing approval from the U.S. Food and Drug Administration for OTREXUP™ (methotrexate) injection for the treatment of adults with severe active rheumatoid arthritis, children with active polyarticular juvenile idiopathic arthritis and adults with severe recalcitrant psoriasis. Antares Pharma is also developing VIBEX® QS T for testosterone replacement therapy. The Company’s technology platforms include VIBEX® disposable Medi-Jet, disposable multi-use pen injectors and reusable needle-free injectors marketed as Tjet® and Zomajet® by Teva Pharmaceutical Industries, Ltd (Teva) and Ferring Pharmaceuticals (Ferring), respectively. Antares Pharma has a multi-product deal with Teva that includes Tev-Tropin® [somatropin (rDNA origin) for injection] human growth hormone (hGH), VIBEX® epinephrine and several other products. Antares Pharma’s partnership with Ferring includes Zomacton® hGH (somatropin) injection. In the U.S. Antares has received FDA approval for Gelnique 3%™ (oxybutynin) gel, a treatment for overactive bladder that is marketed by Actavis. Elestrin® (estradiol gel) is FDA approved for the treatment of moderate-to-severe vasomotor symptoms associated with menopause, and is marketed in the U.S. by Meda Pharma. Antares Pharma has two facilities in the U.S. The Parenteral Products Group located in Minneapolis, Minnesota directs the manufacturing and marketing of the Company’s reusable needle-free injection devices and related disposables, and develops its disposable pressure-assisted Medi-Jet and pen injector systems. The Company’s corporate office and Product Development and Commercial Groups are located in Ewing, New Jersey.

Safe Harbor Statement

This press release contains forward-looking statements within the meaning of the safe harbor provisions of the Private Securities Litigation Reform Act of 1995. These statements are indicated by the words “may,” “will,” “plans,” “intends,” “believes,” “expects,” “anticipates,” “potential,” “could,” “would,” “should,” and similar expressions. Such forward-looking statements are not guarantees of future performance and are subject to risks and uncertainties that may cause actual results to differ materially from those anticipated by the forward-looking statements. These risks and uncertainties include, among others, changes in revenue growth and difficulties or delays in the initiation, progress, or completion of product development. In addition, the QuickShot™ testosterone product referred to in this press release has not yet been approved by the FDA, and the commercialization of QuickShot™ testosterone is dependent on the Company receiving FDA approval of this product. Additional information concerning these and other factors that may cause actual results to differ materially from those anticipated in the forward-looking statements is contained in the “Risk Factors” section of the Company’s Annual Report on Form 10-K for the year ended December 31, 2013, and in the Company’s other periodic reports and filings with the Securities and Exchange Commission. The Company cautions investors not to place undue reliance on the forward-looking statements

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contained in this press release. All forward-looking statements are based on information currently available to the Company on the date hereof, and the Company undertakes no obligation to revise or update these forward-looking statements to reflect events or circumstances after the date of this press release, except as required by law.

Contacts:

Jack Howarth

Vice President, Corporate Affairs

609-359-3016

jhowarth@antarespharma.com

TABLES FOLLOW

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ANTARES PHARMA, INC.

CONSOLIDATED CONDENSED BALANCE SHEETS

(amounts in thousands)

	December 31, 2013	December 31, 2012
Assets
Cash and investments	$69,090	$85,226
Accounts receivable	1,034	2,229
Inventory	6,461	1,003
Equipment, molds, furniture and fixtures, net	6,952	3,583
Patent rights	1,345	1,124
Goodwill	1,095	1,095
Other assets	2,955	1,267

Total Assets	$88,932	$95,527

Liabilities and Stockholders’ Equity
Accounts payable and accrued expenses	$11,832	$5,781
Deferred revenue	6,386	3,195
Stockholder’s equity	70,714	86,551

Total Liabilities and Stockholders’ Equity	$88,932	$95,527

ANTARES PHARMA, INC.

CONSOLIDATED CONDENSED STATEMENTS OF OPERATIONS

(amounts in thousands except per share amounts)

	For the Three Months Ended December 31,		For the Year Ended December 31,
	2013	2012	2013	2012
Product sales	$905	$1,380	$10,958	$9,138
Development revenue	1,459	1,092	4,139	7,422
Licensing revenue	642	1,329	849	2,141
Royalties	1,739	1,700	4,672	3,874

Total Revenue	4,745	5,501	20,618	22,575
Cost of revenue	685	1,702	9,197	9,520

Gross Profit	4,060	3,799	11,421	13,055
Research and development	3,477	5,661	15,263	14,921
Sales and marketing	4,099	885	8,714	1,413
General and administrative	2,431	2,297	8,294	8,172

Total Operating Expenses	10,007	8,843	32,271	24,506

Operating loss	(5,947)	(5,044)	(20,850)	(11,451)
Other income and expenses	12	33	43	24

Net loss before income taxes	(5,935)	(5,011)	(20,807)	(11,427)
Income tax provision (benefit)	(300)	—	(300)	—

Net loss	$(5,635)	$(5,011)	$(20,507)	$(11,427)

Basic and diluted net loss per common share	$(0.04)	$(0.04)	$(0.16)	$(0.10)

Basic and diluted weighted average common shares outstanding	127,836	123,436	126,897	110,185

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